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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO QUALITY MUNICIPAL INVESTMENT TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Investment Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                           Votes
Matters                                      Votes For   Withheld
-------                                     ----------   --------
(1)   Albert R. Dowden...................   12,452,014    36,805
      Lewis F. Pennock...................   12,453,409    35,410
      Hugo F. Sonnenschein...............   12,430,426    58,393
      Raymond Stickel, Jr................   12,456,883    31,936
      Prema Mathai-Davis (P).............          829        12

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(P)  Election of trustee by preferred shareholders only.